Exhibit 10.2

Equity Interests Pledge Agreement

This Equity Interests Pledge Agreement (the “Agreement”) is entered into on the day of May 1, 2004 by and between the following parties:

Pledgee:	Beijing Champion Distance Education Technology Co., Ltd.

Registered Address:	Room A-211, kemao Building, China Agriculture University, No. 2, Tsinghua East Road, Haidian District, Beijing City

Fax Number:	010-82386679

Pledgor:	Zhu Zheng Dong

ID Card No.:	320102196806142439

Address :	Room 707, Building No.7, Taiyueyuan Residential community, Haidian District, Beijing City

Fax Number:	010-62396392

WHEREAS,

1	Zhu Zheng Dong, the Pledgor, is the citizen of the People’s Republic of China (“PRC”). The Pledgor owns 79% of the equity interest in Beijing Champion Hi-Tech Co., Ltd., a limited liability company registered in Beijing carrying on internet information service business.

2	The Pledgee, a wholly foreign-owned company registered in Beijing, PRC, and the Pledgor-owned Beijing Champion Hi-Tech Co., Ltd. enter into Exclusive Technical Consulting and Services Agreement (the “Service Agreement”) on May 1, 2004.

3	In order to make sure that the Pledgee collect technical and consulting service fees as normal from Beijing Champion Hi-Tech Co., Ltd., the Pledgor is willing to pledge all its equity interest in Beijing Champion Hi-Tech Co., Ltd. to the Pledgee as a security for the Pledgee to collect technical and consulting service fees under the Service Agreement.

In order to perform the Service Agreement, the Pledgee and the Pledgor through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions and Interpretations

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	Pledge means the full content of Article 2 hereunder.

1.2	Equity Interest means all its 5% equity interests in Beijing Champion Hi-Tech Co., Ltd. legally held by the Pledgor.

1.3	Rate of Pledge means the ratio between the value of the pledge under this Agreement and the technical and consulting service fees under the Service Agreement.

1.4	Term of Pledge means the period provided for under Article 3.2 hereunder.

1.5	Service Agreement means the Exclusive Technical Consulting and Service Agreement entered into by and between Beijing Champion Hi-Tech Co., Ltd. and the Pledgee.

1.6	Event of Default means any event in accordance with Article 7 hereunder.

1.7	Notice of Default means the notice of default issued by the Pledgee in accordance with this Agreement.

2.	Pledge

2.1	The Pledgor agrees to pledge all its equity interest in Beijing Champion Hi-Tech Co., Ltd. to the Pledgee as guarantee for the technical and consulting service fee payable to the Pledgee under the Service Agreement.

2.2	Pledge under this Agreement refers to the rights owned by the Pledgee who shall be entitled to have priority in receiving the payment by the evaluation or proceeds from the auction or sale of the equity interests pledged by the Pledgor to the Pledgee.

3.	Rate of Pledge and Term of Pledge

3.1	The rate of pledge

3.1.1	The rate of pledge shall be 100%.

3.2	The term of Pledge

3.2.1	The pledge of equity interests under this Agreement shall take effect as of the date when the equity interests under this Agreement are recorded in the Register of Shareholder of Beijing Champion Hi-Tech Co., Ltd. The term of the Pledge is the same as the term of Service Agreement.

3.2.2	During the term of the Pledge, the Pledgor shall be entitled to dispose of the Pledge in accordance with this Agreement in the event that Beijing Champion Hi-Tech Co., Ltd. fails to pay technical and consulting service fee in accordance with the Service Agreement or breach any warranty, representation or undertake under the same.

4.	Physical Possession of Documents of Pledge

4.1	Within the term of Pledge, the capital contribution certificate shall be deposited by the Pledgee. The Pledgor shall delivery its capital contribution certificate, if any, to the pledgee within a week after the Agreement is signed.

5.	Warranties and Representations of the Pledgor

5.1	All of Beijing Champion Hi-Tech Co., Ltd’s registered capital to be contributed by the Pledgor has been fully injected, who is the legitimate owner of the equity.

5.2	Unless otherwise provided in this Agreement, the Pledgee shall not be intervened by any parties at any time when exercising its rights in accordance with this Agreement as long as such exercise doesn’t violate the PRC Law.

5.3	Unless otherwise provided in this Agreement, the Pledgee shall be entitled to dispose or assign the pledge in accordance with this Agreement as long as such exercise doesn’t violate the PRC Law and the Pledgor shall cooperate with the Pledgee unconditionally.

5.4	No Pledge has been created over the equity of the Pledgor to any other person except the Pledgee.

6.	Covenant of the Pledgor

6.1	During the term of this Agreement, The Pledgor covenants to the Pledgee to perform its obligations as below and, as the shareholder, to instruct Beijing Champion Hi-Tech Co., Ltd to perform relevant obligations:

6.1.1	The Pledgor may not assign or otherwise transfer all or any part of its equity or create, or permit the existence of, any pledge that may affect the rights and interests of the Pledgee, without the prior written consent of the Pledgee unless according to the “Exclusive Purchase Agreement” entered into by the Pledgor, Beijing Champion Hi-Tech Co., Ltd., the Pledgee or its shareholder(s).

6.1.2	The Articles of Association of Beijing Champion Hi-Tech Co., Ltd. shall not be amended, or supplemented, and the registered capital of the Beijing Champion Hi-Tech Co., Ltd. shall not be increased or reduced, and the composition of Beijing Champion Hi-Tech Co., Ltd’s registered capital shall not be changed otherwise, unless consented by the Pledgee with prior written notice.

6.1.3	Within the Term of Pledge, without the prior written consent of the Pledgee, Beijing Champion Hi-Tech Co., Ltd. may not sell, transfer, mortagage or in any other means, dispose any interests of assets, business or revenues over 3%(inclusive) of its net assets after audit (including the intangible assets) at the end of the last fiscal year, or permit any Lien to be created over the same.

6.1.4	Without the prior written consent of the Pledgee, Beijing Champion Hi-Tech Co., Ltd. may not undertake, inherit, secure or allow the existence of any debt unless (a)the debt incurred through normal or daily operations without taking loans or (b)the debt disclosed to and assented to in writing by the Pledgee.

6.1.5	Beijing Champion Hi-Tech Co., Ltd. may not merge, associate with, acquire or invest to any entity without the prior written consent of the Pledgee.

6.1.6	Without the prior written consent of the Pledgee, Beijing Champion Hi-Tech Co., Ltd may not enter into any material contract valued over 3%(inclusive) of its net assets after audit(including the intangible assets) at the end of the last fiscal year except those for normal operations.

6.1.7	Beijing Champion Hi-Tech Co., Ltd. may not provide any loan or credit to any entity without the prior written consent of the Pledgee.

6.1.8	Without the prior consent of the Pledgee, the business scope and the main business operations of Beijing Champion Hi-Tech Co., Ltd. shall not be changed.

6.1.9	Beijing Champion Hi-Tech Co., Ltd shall manage all its normal operations to keep the value of the assets and refrains from any action or omission harming its management and asset value.

6.1.10	To keep the ownership of Beijing Champion Hi-Tech Co., Ltd. regarding all its assets, to sign all necessary or appropriate documents, take all necessary or appropriate actions, take all necessary or appropriate claims, or make necessary or appropriate defenses against all claims.

6.1.11	Within the term of pledge, Beijing Champion Hi-Tech Co., Ltd. may not distribute any dividend to its shareholders unless consented by the pledge in writing in advance.

6.1.12	To comply with and perform all provisions of the laws and regulations in respect of the pledge of right; when receiving notices, instructions or suggestions from relevant authority in respect of the right of pledge, to show the Pledgee the notice, instruction or suggestion mentioned, and to comply with the notice, instruction or suggestion mentioned or raise objection and make presentation in accordance with reasonable requirement of the Pledgee or through prior consent by the Pledgee.

6.1.13	To notify the Pledgee in time of any event or received notice that may affect the pledged equity right or any of the equity right, or that may change any warranty or obligation of the Pledgee under this Agreement, or that may affect the Pledgee’s performing its obligations under this Agreement.

6.1.14	The Pledgor has the knowledge that the realization of the pledge under the Agreement may affect its right for indemnification from Beijing Champion Hi-Tech Co., Ltd. and hereby waive such right.

6.1.15	Prior to the appointment of directors to Beijing Champion Hi-Tech Co., Ltd. according to the relevant articles, the Pledgor shall consult with the pledgee and make the appointment with the written consent of the Pledgee.

6.1.16	The Pledgor consent to and guarantee that the Pledgee has the right to appoint accountants to audit or investigate Beijing Champion Hi-Tech Co., Ltd. periodically or at any time and will guarantee Beijing Champion Hi-Tech Co., Ltd.’s unconditional performance of the management opinions as proposed by the accountants after the audit or investigation in respect of the management and internal control of Beijing Champion Hi-Tech Co., Ltd.

6.2	The Pledgor consents that the Right of Pledge of the Pledgor under this Agreement shall not be impeded or harmed by any legal proceedings initiated by the Pledgor or its inheritor or its delegate.

6.3	The Pledgor warrant to the Pledgee that, to protect or perfect the security for the technical advisory fee charges under the Service Agreement as created under this Agreement, the Pledgor will sign honestly and procure other parties interested in the right of pledge to sign all requisite right certificates and covenants, and/or perform or procure other interested parties to perform other actions required by the Pledgee, and provide facility to the enforcement of rights and authorization as provided in this Agreement to the Pledgee, sign with the Pledgee or person (natural or legal) designated by it all modification documents to the equity certificate, and provide to the Pledgee within a reasonable time all notices, order or decisions as deemed necessary by the Pledgee in respect of the right of pledge.

6.4	For the interests of the Pledgee, the Pledgor hereby guarantees to comply and perform all the warranties, consents, agreements, representation and conditions, and to indemnify the Pledgee all relevant damages incurred due to Pledge’s breach or partial breach of the above.

7.	Events of Default

7.1	The following events shall be regarded as the event of default:

7.1.1	Beijing Champion Hi-Tech Co., Ltd. fails to make full payment of the technical and consulting service fees payable as scheduled under the Service Agreement or any other account payable, or violates any warranty, representation or undertaking;

7.1.2	Any materially misleading and false representation and warranties made by the Pledgor is in violation of Article 5 of this Agreement, and/or any representation and warranties made by the Pledgor goes against Article 5 of this Agreement.

7.1.3	The Pledgor contravenes the undertakings stated in Article 6 of this Agreement.

7.1.4	The Pledgor abandon or transfer the pledged equity without written consent of the Pledgee but for the appointment as provided for in Section 6.1.1 of this Agreement.

7.1.5	Any loan, lien, reimbursement, consent or other debt of the Pledgor, as (a) to be paid in advance or performed due to breach or (b) where due but not paid or performed as scheduled so that Pledgee deems the Pledgor’s ability to perform the obligations under this Agreement to have been affected.

7.1.6	The Pledgee recognizes the abilities for the Pledgor to fulfill its obligations pursuant to the Agreement to have been influenced due to the disbennifit of the Pledgor’s property.

7.1.7	The successor or delegate of the Pledgor can only perform partially or refuse to fulfill the obligations under the Service Agreement.

7.1.8	Other situation causing the Pledgee being incapable of performing the Right of Pledge as provided for by the relevant laws.

7.2	The Pledgor shall immediately give a written notice to the Pledgee if the Pledgor is aware of or find that any event under Article 7.1 herein or any events that may result in the foregoing events have happened.

7.3	Unless the event of default under Article 7.1 herein has been solved to the Pledgee’s satisfaction, the Pledgee, at any time when the event of default happens or thereafter, may give a written notice of default to the Pledgor that the Pledgee will exercise its right of Pledge in accordance with Article 8 of this Agreement.

8.	Exercise of the Right of Pledge

8.1	The Pledgor may not transfer its shares without written consent of the Pledgee with the term of validity of this Agreement unless otherwise provided for in clause 6.1.6.

8.2	The Pledgee shall give a notice of default to the Pledgor when the Pledgee exercises the right of pledge.

8.3	Subject to Article 7.3, the Pledgee may exercise the right to dispose the Pledge at any time when the Pledgee gives a notice of default in accordance with Article 7.3 or thereafter.

8.4	The Pledgee is entitled to have priority in receiving payment by the evaluation or proceeds from the auction or sale of whole or part of the equity interests pledged herein in accordance with legal procedure until the outstanding technical and consulting service fees and all other payables under the Service Agreement are repaid.

8.5	The Pledgor shall not hinder the Pledgee from disposing the Pledge in accordance with this Agreement and shall give necessary assistance unconditionally so that the Pledgee could realize his Pledge.

9.	Transfer or Assignment

9.1	The Pledgor shall not have the right to donate or transfer its rights and obligations under this Agreement without prior consent of the Pledgee unless otherwise provided for in clause 6.1.6.

9.2	This Agreement shall be binding upon the Pledgor and its successors and be effective to the Pledgee and his each successor and assignee.

9.3	The Pledgee may transfer or assign all or any rights and obligations under the Service Agreement to its designated party (natural person/legal entity) at any time. In this case, the assignee shall enjoy and undertake the same rights and obligations herein of the Pledgee as if the assignee is a party hereto. When the Pledgee transfers or assigns the rights and obligations under the Service Agreement, at the request of the Pledgee, the Pledgor shall execute the relevant agreements and/or documents with respect to such transfer or assignment.

9.4	After the change of Pledgee caused by the transfer or assignment hereof, the new parties of the pledge shall re-execute a pledge contract, which shall not enact lower requirements for the Pledgor than those in this Agreement.

10.	Termination

This Agreement shall not be terminated until the consulting service fees under the Service Agreement and other payable are paid off and Beijing Champion Hi-Tech Co., Ltd. will no longer undertake any obligations under the Service Agreement, and the Pledgee shall cancel or terminate this Agreement within reasonable time as soon as practicable.

11.	Formalities Fees and other Charges

11.1	The Pledgor shall be responsible for all the fees and actual expenditures in relation to this Agreement including but not limited to legal fees, cost of production, stamp tax and any other taxes and charges.

11.2	The Pledgor shall be responsible for all the fees (including but not limited to any taxes, formalities fees, management fees, litigation fees, attorney’s fees, and various insurance premiums in connection with disposition of Pledge) incurred by the Pledgor for the reason that (1) the Pledgor fails to pay any payable taxes, fees or charges in accordance with this Agreement; or (2) the Pledgee has recoursed by any means for other reasons.

12.	Force Majeure

12.1	“Force Majeure event(s)” means any event that goes beyond the reasonable control of one party and is unavoidable even if the affected party pays reasonable attention to it, including but not limited to government act, natural force, fire, explosion, geographic changes, storm, flood, earthquakes, tides, lightening or wars. However, inadequate credit, funds or finance should not be deemed as beyond one party’s reasonable control. Any party that is affected by Force Majeure and seeks exemption from obligations under this Agreement shall notify the event to the other party and the steps to be taken.

12.2	Where the Agreement is delayed in or impeded from performance because of any force majeure, in respect of the delay or impediment, the party affected by such event shall not assume any liability under this Agreement, provided that the party has performed the Agreement in reasonable efforts but the delay or impediment is still unavoidable. In addition, if the cause for such exemption is rectified or remedied, all parties consent to resuming the performance of this Agreement through best efforts.

13.	Dispute Resolution

13.1	This Agreement shall be governed by and construed in accordance with the PRC law.

13.2	The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the parties.

14.	Notice

14.1	Any notice or other message stipulated in this Agreement or in accordance with the same, shall be mail, sent in person (including express mail services) or fax to the receiver according the address or fax number of the receiver as set out in the front page of this Agreement. If sent in person, it is delivered when the actual delivery is made; if sent in mailing, it is deemed to have been on the 10th day after sending; if sent in fax, it is delivered when being sent. If the delivery date is not business day or the delivery arrives after business hours of a day, the first following business day is the delivery date.

15.	Effectiveness

15.1	This agreement and any amendments, modification, supplements, shall be in writing and come into effect upon being executed and sealed by the parties hereto.

15.2	This Agreement is executed in duplicate in Chinese.

Pledgee: Beijing Champion Distance Education Technology Co., Ltd

Authorized Representative:

Pledgor: Zhu Zheng Dong

(Signature)